Exhibit 3.3

SECOND AMENDED AND RESTATED
ARTICLES OF ORGANIZATION
OF
CLECO POWER LLC
Charter Number: 35014212K
WHEREAS, pursuant to the Limited Liability Company Law of Louisiana (La. R.S. Title 12, Chapter 22) (the “LLC Law”), the undersigned Sole Member desires to amend and restate the Articles of Organization of CLECO POWER LLC, a Louisiana limited liability company (the “Company”), in their entirety;
WHEREAS, the Company’s date of organization is December 12, 2000, and the date of these Second Amended and Restated Articles of Organization is April _____, 2016;
WHEREAS, the Sole Member of the Company, acting by written consent on April _____, 2016, has properly approved and adopted these Second Amended and Restated Articles of Organization; and
WHEREAS, the Sole Member of the Company, by affixing its signature hereto, does hereby execute these Second Amended and Restated Articles of Organization in the Company's name pursuant to La. R.S. 12:1309.
NOW, THEREFORE, the Articles of Organization of the Company are hereby amended and restated in their entirety to read as follows:
ARTICLE I
NAME
The name of the Company shall be: CLECO POWER LLC
ARTICLE II
PURPOSE
The purpose of the Company is to engage in any lawful activity for which limited liability companies may be formed under the LLC Law.
ARTICLE III
MANAGEMENT
The business of the Company shall be managed by or under the authority of one or more Managers (the “Managers”), who shall operate as and have all of the powers of “managers” under the LLC Law. The powers and duties of the Managers shall be as set forth in a written Operating Agreement for the Company (the “Operating Agreement”). The Managers may, but need not, be Members of the Company. The Managers may also appoint various individuals to serve as officers of the Company, as set forth in the Operating Agreement.

ARTICLE IV
DURATION
Unless dissolved earlier by law or agreement, the existence of the Company will be perpetual.
ARTICLE V
CERTIFYING OFFICIAL
Each of the Managers is authorized to act as the certifying official pursuant to La. R.S. 12:1305(C)(5) (the “Certifying Official”) to certify the membership of any Member of the Company, the authenticity of any Company records, or the authority of any person to act on behalf of the Company, including (but not limited to) the authority to take actions referenced in La. R.S. 12:1318(B). The Certifying Official shall be the official custodian of the records of the Company, and shall have authority to certify on behalf of the Company including (but not limited to) the following: its continued existence, the name and signature of any Member or Manager, and the accuracy of extracts from or copies of records of the Company, including (without limitation) these Articles of Organization, any written consents that may be required for executory process pursuant to La. R.S. 13:4103.1, and the minute books of the Company.
[Signature Page Follows]

IN WITNESS WHEREOF, these Second Amended and Restated Articles of Organization of CLECO POWER LLC have been executed on this 11th day of April, 2016.

WITNESSES:	SOLE MEMBER:

/s/ Felicia L. Rachal	CLECO CORPORATE HOLDINGS LLC
Print Name: Felicia L. Rachal

/s/ Marcus Augustine	By:	/s/ Darren Olagues
Print Name: Marcus Augustine		Name: Darren Olagues
Title: Chief Executive Officer

SWORN TO AND SUBSCRIBED
BEFORE ME THIS 11th DAY OF April , 2016
/s/ Cynthia P. Rine
NOTARY PUBLIC
NOTARIAL ID./BAR NO. 55114
My commission is issued for life.

SECOND AMENDED AND RESTATED ARTICLES OF ORGANIZATION OF CLECO POWER LLC SIGNATURE PAGE